Exhibit 1.02

Conflict Minerals Report of Materion Corporation
for the Reporting Period from January 1, 2013 to December 31, 2013

Overview
This Conflict Minerals Report (this “Report”) of Materion Corporation (including its consolidated subsidiaries, “we,” “Materion” or the “Company”) has been prepared pursuant to Rule 13p-1 (the “Rule”) and Form SD promulgated under the Securities Exchange Act of 1934 for the reporting period from January 1, 2013 to December 31, 2013 (the “Reporting Period”).

Forward-looking statements contained in this Report are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. Statements in this Report which express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements, including statements related to the Company’s compliance efforts and expected actions identified in this Report. These forward-looking statements are subject to various risks, uncertainties and assumptions, including, among other matters, the Company’s customers' requirements to use certain suppliers, the Company’s suppliers' responsiveness and cooperation with the Company’s due diligence efforts, the Company’s ability to implement improvements in its conflict minerals program and the Company’s ability to identify and mitigate related risks in its supply chain. If one or more of these or other risks materialize, actual results may vary materially from those expressed. For a more complete discussion of these and other risk factors, see the Company’s other filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent Quarterly Reports on Form 10-Q. The Company makes these statements as of the date of this disclosure, and undertakes no obligation to update them unless otherwise required by law.
Rule 13p-1, through Form SD, requires the disclosure of certain information if a company manufactures or contracts to manufacture products for which certain “conflict minerals” (as defined below) are necessary to the functionality or production of such products. The SEC defines “conflict minerals” as: (i)(a) columbite-tantalite (or coltan, the metal ore from which tantalum is extracted), (b) cassiterite (the metal ore from which tin is extracted), (c) gold and (d) wolframite (the metal ore from which tungsten is extracted), or their derivatives, which are currently limited to tantalum, tin and tungsten; or (ii) any other mineral or its derivatives determined by the U.S. Secretary of State to be financing conflict in the Democratic Republic of the Congo or an “adjoining country,” as such term is defined in Form SD (collectively, the “Covered Countries”).

The Company’s operations may at times manufacture, or contract to manufacture, products for which conflict minerals are necessary to the functionality or production of those products (collectively, the “products”). As required by the Rule, the Company has conducted a good faith, reasonable country of origin inquiry (“RCOI”) regarding the conflict minerals included in the products during the Reporting Period to determine whether any such conflict minerals originated in the Covered Countries and/or whether any of the conflict minerals were from recycled or scrap sources. Where applicable, the Company has conducted additional due diligence regarding the sources of the conflict minerals. The results of the Company’s RCOI regarding the conflict minerals, as well as the Company’s additional due diligence regarding the sources of such conflict minerals, are contained in this Report, which is publicly available at www.materion.com. The content on, or accessible through, any web site referred to in this Report is not incorporated by reference into this Report unless expressly noted.

Materion, through its wholly owned subsidiaries, is an integrated producer of high performance advanced engineered materials used in a variety of electrical, electronic, thermal and structural applications. Our products are sold into numerous markets, including consumer electronics, defense, science, industrial components, commercial aerospace, automotive electronics, telecommunications infrastructure, energy, medical and appliance. The Company, through its subsidiaries, has operations in the United States, Europe and Asia. The Company has four reportable segments: Advanced Material Technologies, Performance Alloys, Beryllium and Composites and Technical Materials.

Advanced Material Technologies manufactures precious, non-precious and specialty metal products, including vapor deposition targets, frame lid assemblies, clad and precious metal preforms, high temperature braze materials, ultra-fine wire, advanced chemicals, optics, performance coatings and microelectronic packages. Advanced Material Technologies also has metal cleaning operations and in-house refineries that allow for the reclaim of precious metals from internally generated or customers’ scrap.

Performance Alloys manufactures and sells three main product families:

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Strip products, the largest of the product families, include thin gauge precision strip and thin diameter rod and wire. These copper- and nickel-based alloys provide a combination of high conductivity, high reliability and formability for use as connectors, contacts, switches, relays, shielding and bearings;

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Bulk products are copper- and nickel-based alloys manufactured in plate, rod, bar, tube and other customized forms that, depending upon the application, may provide superior strength, corrosion or wear resistance, thermal conductivity or lubricity. While the majority of bulk products contain beryllium, a growing portion of bulk products' sales is from non-beryllium-containing alloys as a result of product diversification efforts; and

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Beryllium hydroxide is produced at our milling operations in Utah from our bertrandite mine and purchased beryl ore. The hydroxide is used primarily as a raw material input for strip and bulk products and, to a lesser extent, by the Beryllium and Composites segment.

Beryllium and Composites manufactures beryllium-based metals and beryllium and aluminum metal matrix composites in rod, sheet, foil and a variety of customized forms. This segment also manufactures beryllia and alumina ceramic products.

Technical Materials' capabilities include clad inlay and overlay metals, precious and base metal electroplated systems, electron beam welded systems, contour profiled systems and solder-coated metal systems. These specialty strip metal products provide a variety of thermal, electrical or mechanical properties from a surface area or particular section of the material.

Description of Materion's Reasonable Country of Origin Inquiry

Materion has performed a good faith RCOI regarding the conflict minerals that were in our supply chain after January 31, 2013 to determine whether any of the conflict minerals originated in the Covered Countries and whether any of the conflict minerals may be from recycled or scrap sources, in accordance with the Rule and related guidance provided by the SEC.

The Company’s global supply chain is complex. In the course of its business operations, the Company may purchase materials and metals containing conflict minerals. These materials and metals may, in turn, be included in the Company’s products. Because the Company does not normally purchase conflict minerals directly from mines, smelters or refiners, there are many third parties in the supply chain between the Company and the original sources of conflict minerals. As a result, the Company relies on its direct suppliers to provide information regarding the origin of any conflict minerals that are included in its products. In accordance with the framework in the Organization for Economic Co-operation and Development Due Diligence Guidelines for Responsible Supply Chain of Minerals from Conflict-Affected and High Risk Areas: Second Edition, including the related supplements on gold, tin, tantalum and tungsten (the “OECD Guidelines”), and related guidance provided by the SEC, the Company worked with its direct suppliers to identify, where possible, the smelters and/or refiners and countries of origin of the conflict minerals.

Prior to the Reporting Period, the Company worked to identify direct materials suppliers that it believed could potentially provide materials or metals containing conflict minerals (collectively, the “Covered Suppliers”). The Company then surveyed all the Covered Suppliers to determine whether each such Covered Supplier was supplying materials or metals to the Company that contained conflict minerals and, if so, to determine the source of such conflict minerals. The Company’s surveys required Covered Suppliers to, among other matters, confirm the source of any conflict minerals contained in materials or metals supplied to the Company and to provide any updates regarding such responses.

The Company, with respect to the Reporting Period, reasonably determined that certain of its products described above under “Overview” contain conflict minerals necessary to the functionality or production of such products.

For the Reporting Period, the Company sought and obtained representations from all 58 Covered Suppliers from whom the Company sought such representations. Such representations included, from all Covered Suppliers, the Electronic Industry Citizenship Coalition (“EICC”) and Global e-Sustainability Initiative (“GeSI”) Conflict Minerals Due Diligence Template (“EICC-GeSI Template”) indicating the facility at which the conflict minerals were processed. Based on the information obtained pursuant to the RCOI process described above, the Company has concluded, in good faith, that it does not have sufficient information with respect to the Reporting Period to determine the country of origin of all of the conflict minerals. The Company’s RCOI procedures are an evolving process. See “Steps to Improve Due Diligence” below for additional detail.

Due Diligence

For the Reporting Period, Materion performed due diligence from June 2013 through January 2014 to determine the source and chain of custody necessary to determine conflict minerals in the Company’s product offerings. Materion designed its due diligence measures to conform in all material respects with the OECD Guidelines. This process included building conflict minerals awareness across the supply base and the survey of all Covered Suppliers that were known to or may have provided products containing metal and /or conflict minerals.

Materion occupies a “downstream” position in the supply chain and followed the principles outlined in the OECD Guidelines for downstream companies with no direct relationships to smelters or refiners. In this context, “downstream” refers to the supply chain from smelters and refiners to retailers and includes companies such as ours, as well as product and component manufacturers and retailers. A summary of Materion’s due diligence activities in line with the OECD Guidelines is outlined below.

Step 1: Establish strong company management systems:

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Adopt and commit to a supply chain policy for minerals originating from conflict-affected and high-risk areas: Materion has adopted a formal policy that reflects its goal of achieving compliant supply chain management;

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Structure internal management systems to support supply chain due diligence: Materion has established a governance model to oversee the implementation and ongoing management of the Conflict Minerals Compliance Program. The governance model consists of two groups: the Steering Committee and Core Team, and various work products. The objective is to develop, document and maintain a governance structure that enables sustainable compliance and actively mitigates the risk of not meeting regulatory requirements;

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Establish a system of controls and transparency over the mineral supply chain: Materion implemented a process to evaluate raw materials, parts and suppliers in the supply chain for potential conflict minerals risk. Supplier agreements will be updated to require suppliers and licensees to provide information on their use and source of conflict minerals. Materion actively cooperates and participates with industry associations to enhance transparency and traceability in the supply chain;

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Strengthen company engagement with suppliers: Materion communicated its policy regarding conflict minerals to suppliers, provided at-risk suppliers compliance training and reviewed supplier responsibilities within the supply chain; and

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Establish a company level grievance mechanism: Materion provides a feedback mechanism on its website available to all interested parties to provide information or voice their concerns regarding its sourcing and use of conflict minerals in its products.

Step 2: Identify and assess risks in the supply chain:

•	Identify high risk parts and suppliers: Materion evaluated raw materials and parts for conflict minerals and assessed the risks that they contain conflict minerals from the affected areas;

•	Survey the suppliers: Materion required suppliers to complete a survey based on the EICC-GeSI Template;

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Collect responses: Materion conducted a review of supplier responses to determine that all required questions and sections of the EICC-GeSI Template were completed and followed up with any supplier that did not complete all required questions;

•	Review supplier responses: Materion reviewed survey responses and validated them for completeness and sufficiency. Based on this review, each survey was assigned a conflict minerals status code;

•	Aggregate supplier survey responses: Materion reviewed aggregate supplier survey responses and reported key metrics as part of the monthly conflict minerals reporting process; and

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Review and assess smelter information: Materion conducted a review of summary smelter information to determine if the smelter was certified as conflict free or presented a "red flag" as defined by the OECD Guidelines. To make the determination of each smelter’s conflict status, Materion relied upon information provided by the Conflict Free Sourcing Initiative (“CFSI”). CFSI conducts a Conflict Free Smelter Program, in which it certifies smelters and refiners worldwide as being conflict free after confirming specific information, including country of origin for conflict minerals that the smelter/refiner may purchase for its operations. CFSI makes available to the public the list of smelters/refiners that have been certified by CFSI as conflict free.

Step 3: Design and implement a strategy to respond to identified risks:

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Report findings to designated senior management outlining the information gathered and the actual and potential risks identified in the supply chain risk assessment: Materion will complete the OECD Gap Analysis and provide a summary of the identified risks and gaps to the Steering Committee with recommended action plans to reduce risks and close gaps;

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Devise and adopt a risk management plan: Materion will develop a risk mitigation strategy with the goal of systematically reducing the extent of exposure to certain risk and the likelihood of its occurrence;

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Implement the risk management plan, monitor and track performance of risk mitigation, report back to designated senior management and consider suspending or discontinuing engagement with a supplier after failed attempts at mitigation: Materion will implement its risk mitigation plan and monitor execution. Unresponsive suppliers will be evaluated for corrective action that may include removal from the Company list of approved vendors; and

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Undertake additional fact and risk assessments for risks requiring mitigation, or after a change of circumstances: Additional fact finding, risk assessments and changes in circumstances will take place as part of Materion's annual review of the Conflict Minerals Compliance Playbook.

Step 4: Carry out independent third-party audit of smelter/refiner's due diligence practices:

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Plan an independent third-party audit of the smelter/refiner's due diligence for responsible supply chains of minerals: In accordance with the OECD Guidelines, Materion intends to participate and contribute through industry organizations or other suitable means to appoint auditors and define the terms of the audit in line with the standards and processes set out in the OECD Guidelines. Materion will seek to join or build partnerships with these industry organizations.

Step 5: Report annually on supply chain due diligence:

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Annually report or integrate, where practicable, into annual sustainability or corporate responsibility reports, additional information on due diligence for responsible supply chains of minerals from conflict-affected and high-risk areas: Materion has implemented a process to summarize, review and approve compliance results, complete the Form SD and the Conflict Minerals Report and timely file the Form SD and any Conflict Minerals Report with the SEC.

Diligence Results

Based on the information obtained pursuant to the RCOI and the due diligence procedures described above:

•	Materion is unable to determine and to describe the facilities used to process those conflict minerals necessary to the functionality or production of its products;

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Certain Covered Suppliers indicated in their responses to Materion that the information provided was at a company or divisional level and did not include a list of smelters; accordingly, Materion was unable to determine the country of origin of the conflict minerals; and

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Consistent with the OECD Guidelines for downstream companies such as Materion, Materion’s efforts to determine the mine or location of origin of necessary conflict minerals with the greatest possible specificity encompassed its due diligence measures described above, including a review of whether the smelters reported to be in the supply chain of its direct suppliers were verified as compliant with the Conflict Free Smelter Program, and were not conclusive.

Steps to Improve Due Diligence

The Company expects to take the following steps, among others, to improve its RCOI process and due diligence measures:

Additional Terms and Conditions / Supplier Code of Conduct

The Company is working to strengthen its commitment to the responsible sourcing of conflict minerals though the use of specific terms and conditions in certain supply agreements and purchase orders. When engaging certain suppliers who may supply the Company with materials or metals containing conflict minerals, the Company may in the future include terms and conditions in certain supply agreements and purchase orders that require, among other matters, that no materials or components supplied under such contract may contain any conflict minerals that directly or indirectly finance any armed group that has been identified as a perpetrator of human rights abuses. The Company may also add language to amend its supplier code of conduct to prohibit suppliers from supplying the Company with certain conflict minerals originating in the Covered Countries.

Continuous Improvement of Supply Chain Due Diligence

The Company expects to continue to improve its supply chain due diligence efforts. Such measures may include, but are not limited to:

•	assessing the presence of conflict minerals in its supply chain;

•	clearly communicating expectations with regard to transparency of supplier sourcing of conflict minerals;

•	increasing the response rate for RCOI process;

•	continuing to compare RCOI results to information collected via independent conflict free smelter validation programs such as the EICC-GeSI Conflict Free Smelter program; and

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contacting smelters identified as a result of the RCOI process and request their participation in obtaining a “conflict free” designation from an industry program such as the EICC-GeSI Conflict Free Smelter program.